EXHIBIT 10.3

Executive Bonus Plan

Executive Bonus Plan

(EBP)

Amended and Restated

as of February 10, 2011

Executive Bonus Plan

1.	PLAN OBJECTIVE

The Executive Bonus Plan (“EBP” or “the Plan”) has been designed to reward and incent the efforts of the executive officers of CB Richard Ellis (“CBRE” or “the Company”) to successfully attain the Company’s goals by directly tying the Participant’s compensation to Company and individual results. The EBP is also designed to:

(a)	provide competitive compensation opportunities for executive officers; and

(b)	assist in retaining and attracting key employees for CBRE.

2.	EFFECTIVE DATE AND PLAN YEAR

This amended Plan shall be effective January 1, 2011 and supersedes and replaces, in total, all prior versions of this Plan or any other bonus guarantees. A “Plan Year” starts on January 1 and ends December 31 of the same year.

3.	PLAN ADMINISTRATION

Human Resources will administer the Plan, including participation, eligibility criteria and payment of Awards, subject to final review and approval by the Chief Executive Officer and the Board of Directors. The Board of Directors may delegate any of its duties hereunder in its discretion to its Compensation Committee.

4.	ELIGIBILITY

4.1	Eligibility for participation in the EBP and receipt of bonus awards pursuant to the terms and conditions of the Plan (“Awards”) will be limited to the Chief Executive Officer and other executive officers specifically designated and approved by the Chief Executive Officer and the Board of Directors each year (“Participants”). Unless otherwise specifically approved by the Chief Executive Officer and the Board of Directors, employees who participate in any other Company bonus plan and employees who are paid on a commission basis or participate in the bonus plan for commissioned salespersons, are not eligible to participate in the EBP.

4.2	Participation for a Participant begins the first day of employment or the designated effective date of an employee’s eligibility to participate in the Plan. Eligibility for the Plan does not guarantee payment of an Award, since payment is dependent upon earning the Award and the other provisions of the Plan, including both individual and Company performance.

4.3	Participants who are newly hired, transfer to a new position or become eligible to participate during a Plan Year are eligible to earn an Award as follows:

Executive Bonus Plan

(a)	Newly-hired Participants will be eligible for a pro-rated award based on the number of full calendar weeks worked in the eligible position from the first date of employment or the designated effective date during the Plan Year.

(b)	Participants who transfer to a new position that is not currently eligible for the Plan will be eligible for a prorated Award based on the number of full calendar weeks worked in the eligible position during the Plan Year.

(c)	Participants who transfer or are promoted to another position and remain eligible for another bonus plan, will be eligible to earn a prorated Award for each position based on the number of full weeks worked in each position during the Plan Year. Eligibility to earn Awards will be based on the number of full weeks an employee worked in each position and the applicable Target Awards and/or ratings for each position.

4.4	If the employment status of a Participant changes prior to the Payment Date (defined below), eligibility for an Award will depend on the reason for the status change:

(a)	Resignation or voluntary termination for any reason: Eligibility for Awards is forfeited on resignation or voluntary termination for any reason before the Payment Date.

(b)	Involuntary termination for Cause: Eligibility for Awards is forfeited on resignation or involuntary termination for Cause before the Payment Date. As used herein, the term “Cause” shall mean: (i) an uncured material breach by Participant of one or more of the material terms and conditions of a Participant’s employment agreement, or (ii) a material violation by Participant of the Company’s published policies without permission or just cause, or (iii) Participant’s substantial and continuing non-performance under Participant’s employment agreement, or (iv) any act of fraud, embezzlement or other dishonesty in connection with Participant’s duties and obligations, or (v) any intentional act by Participant that would jeopardize the Company’s license to do business, or (vi) the commission by Participant of any illegal and/or unethical act in connection with Participant’s business activities that would adversely and materially impact on the character, goodwill and public reputation of the Company.

(c)	Involuntary termination not for Cause: Eligibility for Awards is forfeited on involuntary termination not for Cause before the Payment Date. Participants classified as a Highly Compensated Employee (“HCE”) and eligible for severance benefits as defined by the Severance Pay Policy are eligible to receive a discretionary, pro-rated target bonus under the provisions of the Company’s Severance Pay Policy then in effect.

(d)	Retirement: If a Participant retires who meets the Company’s criteria of age 55 or older with at least 15 years of service or 65 years of age with at least 10 years

Executive Bonus Plan

of service and participated in the Plan for at least six months of the Plan Year, eligibility for an Award may be prorated based on the number of full weeks of participation in the Plan Year. A prorated Award will be paid at the time Awards are paid to all Participants. If participation in the Plan is less than six months during the Plan Year, the employee is not eligible for an Award for that Plan Year.

(e)	Death or disability: Eligibility to earn an Award for any Participant who dies or becomes disabled during a Plan Year will be prorated based on the number of full weeks of participation in the Plan Year. Any Award will be paid at the time other Awards and bonuses are paid to all Participants. A Participant will be considered “disabled” if the Participant is disabled as defined under the provisions of the Company’s Long-Term Disability Plan then in effect. For a Participant who dies prior to the Payment Date, the Award will be paid to the Participant’s beneficiary as designated in the Participant’s group term life insurance at the time of death.

5.	DISCRETIONARY COMPANY THRESHOLDS

Awards may not be paid to any Participant if the Company fails to achieve one or more minimum financial performance targets (the “Discretionary Company Thresholds”) as determined and set by the Company in its sole discretion. The Discretionary Company Thresholds may be set and/or amended by the Company at its sole discretion at any time during the Plan Year and up to the date of payment of the Awards under the Plan. The Company will communicate the Discretionary Company Thresholds to Participants from time to time, but no later than the date on which the Awards are paid.

6.	TIMING OF CALCULATIONS, PAYMENTS

6.1	Awards are earned by performance during the Plan Year and by remaining employed by the Company through the date Awards are paid.

6.2	Subject to final approval by the Chief Executive Officer and the Board of Directors, Awards will be paid on or before March 15 following the end of the fiscal year (“Payment Date”).

6.3	If a Participant’s employment terminates prior to the Payment Date, the award is forfeited, unless the termination results from Participant’s retirement, death or disability, or is the result of involuntary termination not for Cause, in which case payment is governed by Section 4.4 above.

6.4	It is intended that all Awards earned will be paid in cash. However, the Company reserves the right to distribute common stock in the Company or other non-cash forms of compensation in lieu of cash in the event economic circumstances dictate such action.

Executive Bonus Plan

6.5	Federal and state income taxes and other required taxes will be withheld from bonuses under applicable law.

6.6	To the extent that any Bonus under the Plan is subject to Section 409A of the Internal Revenue Code, the terms and administration of such Bonus shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Compensation Committee.

7.	MAXIMUM ANNUAL BONUSES

The maximum Award to be received by any Participant shall not exceed 200% of the Target Award (as defined below), inclusive of CEO Awards (defined below).

8.	CEO AWARDS

The Company reserves the right to award to a Participant a supplemental discretionary bonus award in cases of exceptional and exceedingly deserving circumstances, the amount of which shall be determined in the Chief Executive Officer’s sole discretion (subject to the ratification by the Board of Directors), referred to as a “CEO’s Award.”

9.	AWARD CALCULATION

9.1	Employees are eligible for an Award each Plan Year, based on (a) financial measures (“Financial Performance Targets”) for the Company, business unit or line of business, and (b) individual achievement of important Company or individual objectives in each Participant’s area of responsibility (“Strategic Performance Measures”).

9.2	Target Awards:

(a)	Each Participant will be assigned a “Target Award” by the Company in its sole discretion (generally based on a Participant’s position and that position’s potential contribution to the Company) by March 31 of each Plan Year. For new hires or newly eligible Participants (whether by transfer or promotion), the Target Award will be set within ninety (90) days of eligibility for the Plan.

(b)	Target Awards will be determined based on Financial Performance Targets and Strategic Performance Measures established at or near the beginning of a Plan Year for each Participant. Awards will be determined as set forth in Section 9.5 below by making an initial determination of the Award based on achievement of Financial Performance Targets and adjusting that amount for each Participant based on performance against Strategic Performance Measures as determined by the Committee. At the Committee’s direction, Strategic Performance Measures account for 20% to 40% of the Target Award (depending on the executive category).

Executive Bonus Plan

(c)	In the event that a Target Award amount is changed during a Plan Year, the payment of that year’s bonus award will be pro-rated based on the number of full weeks that each respective Target was in force, unless other written agreements supersede this provision.

9.3	Financial Performance Targets:

Financial Performance Targets are approved by the Board of Directors at or near the beginning of each Plan Year. Until otherwise designated by the Board of Directors, EBITDA is the metric utilized to set Financial Performance Targets for the Company, regions, business units and lines of business. The Company reserves the right to change the Financial Performance Target metric each year without the necessity of amending the Plan.

9.4	Strategic Performance Measures:

(a)	Participants must have a minimum of three and a maximum of six measurable Strategic Performance Measures set by the Company in writing by March 31 of each Plan Year.

(b)	For new hires or newly eligible Participants (whether by transfer or promotion), the Strategic Performance Measures must be set within ninety (90) days of eligibility for the Plan.

(c)	Non-submission of Strategic Performance Measures to the Board of Directors will make the Participant ineligible for an Award.

9.5	Calculation of Awards: At the conclusion of the Plan Year, assuming the Discretionary Company Thresholds are satisfied, Awards are calculated as follows.

(a)	Adjustment Factor: Actual financial performance is compared to the Financial Performance Targets and an Adjustment Factor is determined as follows:

Achievement Against Financial Performance Target	Adjustment Factor	Example
0 – 70%	0	0% Adjustment Factor
71% and above	3.3% for every 1% over 70% up to a maximum adjustment factor of 200%	90% of target = 66% Adjustment Factor (20% x 3.3)

The Adjustment Factor is then multiplied by the dollar amount of the full Target Award. This amount equals the “Preliminary Award.”

Executive Bonus Plan

(b)	Impact of Strategic Performance Measures: The Preliminary Award is adjusted based on performance against Strategic Performance Measures as follows: Performance against each Strategic Performance Measure will be rated on a scorecard using a scale of 1 through 5, with 1 being “far below expectations” or its equivalent and 5 being “far exceeds expectations” or its equivalent. The scorecard will also contain space for qualitative comments regarding the Participant’s performance (e.g., describing special circumstances). The information on the scorecard, taken as a whole, is then used to determine the amount of the Strategic Performance Measure Award, from zero to a maximum of 150% of the amount of the Preliminary Award allocated to Strategic Performance Measures (i.e., 20% to 40%).

For example:

Target Award = $100,000

Achievement Against Financial Performance = 110%, which equals an adjustment factor of 1.33 (10 x 3.33)

“Preliminary Award” = $133,000 ($100,000 x 1.33)

Achievement of Strategic Performance Measures = 95%

Percent of award attributable to Strategic Performance Measures = 20%, or $26,600 ($133,000 x 20%)

Amount of Strategic Performance Measure Award = $25,270 ($26,600 x 95%)

Final Award = $131,670 ($133,000 - $26,600 + $25,270)

(c)	The Preliminary Award and final Strategic Performance Measure Award payout recommendation will be made by the Chief Executive Officer and approved by the Board of Directors.

(d)	Notwithstanding the foregoing, if Discretionary Company Thresholds are not met, no Award will be paid under this Plan.

10.	SUSPENSION, AMENDMENT OR TERMINATION OF THE PLAN

The Company reserves the right at any time prior to payment of the Awards to review, interpret, alter, amend, or terminate (discontinue) – with or without notice – the Plan, including, without limitation, the calculation and method of and eligibility for Award payments. This Plan does not constitute a contract of employment (express or implied) and cannot be relied upon as such. This Plan does not alter the at will employment relationship between the Company and the Plan Participants.

11.	ETHICS

The Board of Directors shall have the right to withhold or decrease a Participant’s Award on account of a Participant’s violation(s) of the Standards of Business Conduct or other Company policies, including, without limitation, the failure to model and enforce the Company’s high standards of ethical conduct or to demonstrate a commitment to a discrimination, retaliation and harassment-free workplace. Conversely, the Board of Directors may increase incentive compensation (up to the total maximum Award under this Plan) for a Participant who demonstrates extraordinary achievements in these critical areas for the Company.